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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) DECEMBER 29, 2005


                                  NETGURU, INC.
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             (Exact name of registrant as specified in its charter)

          DELAWARE                   000-28560                22-2356861
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(State or other jurisdiction        (Commission              (IRS Employer
    of incorporation)               File Number)            Identification No.)

             22700 SAVI RANCH PARKWAY, YORBA LINDA, CALIFORNIA 92887
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               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (714) 974-2500

                                 NOT APPLICABLE
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          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 8.01   OTHER EVENTS

On December 29, 2005, netGuru, Inc. (the "Company") announced that its board of directors, on the recommendation of a special committee of the board, approved a cash distribution in the amount of $0.85 per share payable on January 27, 2006, to stockholders of record as of January 17, 2006.

The distribution follows the Company's sale of the assets of its Research Engineers International subsidiary and STAAD product lines in November and the board of directors' subsequent decision to distribute substantially all of the net proceeds of the sale after repaying debt and setting aside reserves for taxes, continuing operations, and other contingencies. The Company intends that the distribution constitutes a return of capital associated with partial liquidation. However, stockholders should consult their qualified tax advisors regarding tax treatment of the distribution.

In connection with the distribution, the Company anticipates that the holders of options issued under the Company's stock option plans will be notified that, in accordance with the terms of the plans, plan-related options will cease further vesting and then will terminate if not exercised prior to the ex-distribution date (anticipated to be January 30, 2006). The Company also anticipates that holders of non-plan options and warrants that remain outstanding on the ex-distribution date will be notified that the board has approved an $0.85 per share reduction in the exercise prices of those options and warrants on the ex-distribution date.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 29, 2005            NETGURU, INC.

                                    By: /S/ BRUCE K. NELSON
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                                        Bruce K. Nelson, Chief Financial Officer